UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 23, 2010

Ryder System, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-4364	59-0739250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11690 NW 105th Street, Miami, Florida		33178
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(305) 500-3726

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 23, 2010, Ryder System, Inc. (the "Company") announced that Mr. Anthony G. Tegnelia, age 65, will retire from the Company on approximately March 1, 2011 after a 33-year career with the Company. Effective September 1, 2010, Mr. Tegnelia will step down as President, Global Fleet Management Solutions and for a period of approximately six months, Mr. Tegnelia will report to the Chief Executive Officer and assume responsibility for the evaluation and execution of acquisition and other strategic expansion opportunities in the Global Fleet Management Solutions business segment, will represent the Company within various associations in evaluating industry-related developments and undertake such other projects as the Chief Executive Officer may request until the earlier of the completion of such projects or March 1, 2011.

Mr. Robert E. Sanchez, age 45, the Company's current Executive Vice President and Chief Financial Officer, has been appointed to succeed Mr. Tegnelia as President, Global Fleet Management Solutions effective September 1, 2010. Mr. Sanchez brings to his new role 17 years of experience with the Company, during which he has served in various positions including Executive Vice President of Operations, U.S. Fleet Management Solutions from October 2005 to October 2007. In connection with his appointment as President, Global Fleet Management Solutions, Mr. Sanchez's annual compensation will be increased to $500,000. On the effective date of his appointment, Mr. Sanchez will also receive an equity grant of 15,000 restricted stock rights that will vest on the third anniversary of the grant date.

(c) The Company has appointed Mr. Art A. Garcia, age 49, to serve as the Company's Executive Vice President and Chief Financial Officer effective September 1, 2010. Mr. Garcia will continue to serve as the Company's principal accounting officer. Mr. Garcia joined the Company in December 1997 and has held various positions within Corporate Accounting, including Senior Vice President and Controller since October 2005. In connection with his appointment as Chief Financial Officer, Mr. Garcia's annual compensation will be increased to $325,000 and his target bonus opportunity will be increased to 75%. On the effective date of his appointment, Mr. Garcia will also receive an equity grant of 10,000 restricted stock rights that will vest on the third anniversary of the grant date.

There are no family relationships between Mr. Garcia and any of the Company’s directors or executive officers and the Company has not entered into any transactions with Mr. Garcia which are reportable pursuant to Item 404(a) of Regulation S-K.

(e) The information set forth in Item 5.02(b) is incorporated by reference to this Item.

In connection with his retirement, on August 23, 2010, the Company entered into a Separation and Release Agreement with Mr. Tegnelia, pursuant to which he will receive $787,500 payable in eighteen (18) semi-monthly installments, a lump sum payment of $590,625 and continued coverage under the Company’s medical, dental, life insurance and long-term disability plans for eighteen (18) months, in each case after the effective date of his departure from the Company. Upon his retirement, Mr. Tegnelia will also be entitled to receive all accrued compensation and benefits to the extent such benefits have vested, including benefits arising under our pension and pension restoration plans and in connection with the options, performance-based restricted stock rights and performance-based cash awards granted under the Ryder System, Inc. 2005 Equity Compensation Plan. A description of these benefits is set forth in the Company's 2010 Proxy Statement filed with SEC on March 29, 2010. Pursuant to the terms of his Separation and Release Agreement, Mr. Tegnelia has agreed to (1) an eighteen-month non-competition and non-solicitation covenant and (2) a full release of any and all known and unknown claims.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1: Press Release, dated August 23, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ryder System, Inc.

August 23, 2010	By:	Robert D. Fatovic

Name: Robert D. Fatovic
Title: Executive Vice President, Chief Legal Officer & Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated August 23, 2010